QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Rhythm Pharmaceuticals, Inc. for the registration of common stock, preferred stock, warrants, debt securities and units and to the incorporation by reference therein of our report dated March 12, 2018, except for Note 12, as to which the date is June 11, 2018, with respect to the consolidated financial statements of Rhythm Pharmaceuticals, Inc. included in Rhythm Pharmaceuticals' Current Report on Form 8-K dated November 9, 2018, filed with the Securities and Exchange Commission.

                      /s/ ERNST & YOUNG LLP

Boston, Massachusetts
November 9, 2018

QuickLinks

  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm